Table of Contents

Press Release

Vale informs on the last days for the voluntary conversion of preferred shares/ADSs

Rio de Janeiro, August 7th, 2017 — Vale S.A. (Vale) informs that although the conversion of its preferred shares/preferred American Depositary Shares (“ADSs”) in common shares/common ADSs will expire on August 11, many custodian agents will only accept conversion requests until August 8 or August 9 depending on their operational procedures. In case you wish to convert your shares/ADSs, contact your broker or custody agent as soon as possible.

It is important to clarify that even if you, as a shareholder, voted in favor of the voluntary conversion in the Extraordinary General Meeting held on June 27 2017, it is necessary that each preferred shareholder manifest its interest in converting its preferred shares / preferred ADSs into common shares / common ADSs issued by Vale, in accordance with the procedures set forth in the Schedule TO filed on June 28 2017.

For further information, access: www.vale.com/truecorporation

Para mais informações, contactar:

+55-21-3485-3900

André Figueiredo: andre.figueiredo@vale.com

André Werner andre.werner@vale.com

Carla Albano Miller: carla.albano@vale.com

Fernando Mascarenhas: fernando.mascarenhas@vale.com

Andrea Gutman: andrea.gutman@vale.com

Bruno Siqueira: bruno.siqueira@vale.com

Claudia Rodrigues: claudia.rodrigues@vale.com

Denise Caruncho: denise.caruncho@vale.com

Mariano Szachtman: mariano.szachtman@vale.com

Renata Capanema: renata.capanema@vale.com

This press release may include statements that present Vale’s expectations about future events or results. All statements, when based upon expectations about the future, involve various risks and uncertainties. Vale cannot guarantee that such statements will prove correct. These risks and uncertainties include factors related to the following: (a) the countries where we operate, especially Brazil and Canada; (b) the global economy; (c) the capital markets; (d) the mining and metals prices and their dependence on global industrial production, which is cyclical by nature; and (e) global competition in the markets in which Vale operates. To obtain further information on factors that may lead to results different from those forecast by Vale, please consult the reports Vale files with the U.S. Securities and Exchange Commission (SEC), the Brazilian Comissão de Valores Mobiliários (CVM), and the French Autorité des Marchés Financiers (AMF), and in particular the factors discussed under “Forward-Looking Statements” and “Risk Factors” in Vale’s annual report on Form 20-F.

3